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Exhibit 8.2

                      January 18, 2005

ADOLPH COORS COMPANY
311 Tenth Street
Golden, Colorado 08401

Ladies and Gentlemen:

        We have acted as Canadian counsel to Adolph Coors Company ("Coors"), a corporation formed under the laws of Delaware, in connection with the transactions contemplated by a Combination Agreement dated July 21, 2004, as amended, (the "Combination Agreement") between Coors, Molson Coors Canada Inc. (formerly Coors Canada Inc.) and Molson Inc. This opinion is being delivered in connection with, and as an exhibit to, Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") filed by Coors with the Securities and Exchange Commission on or about today's date.

        In acting as Canadian counsel to Coors in connection with the Combination Agreement, we have participated in the preparation of the discussion in the Registration Statement set forth in the section entitled "Material Canadian Federal Income Tax Consequences". In our opinion, based on the assumptions and subject to the qualifications and limitations set forth therein, the discussions contained in the section of the Registration Statement entitled "Material Canadian Federal Income Tax Consequences" are accurate in all material respects.

        We express our opinion herein only as to those matters specifically set forth in the Registration Statement in the section entitled "Material Canadian Federal Income Tax Consequences", and no opinion should be inferred as to the tax consequences of those matters under any provincial, local or foreign law, or with respect to other areas of Canadian federal income taxation.

        Our opinion is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the administrative practices and policies published by the Canada Revenue Agency prior to the date hereof. Our opinion also takes into account specific proposals to amend the Income Tax Act (Canada) and the regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to the date hereof and assumes that all such proposals will be enacted as proposed. We assume no obligation to supplement or revise our opinion if, after the date hereof, any applicable laws change or if we become aware of facts that might change the opinion expressed herein.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm name under the heading "Legal Matters" in the Prospectus which forms part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        This opinion is furnished to you in connection with your filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes without our prior written consent.

Yours very truly,
/s/ OSLER, HOSKIN & HARCOURT LLP
OSLER, HOSKIN & HARCOURT LLP

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  Exhibit 8.2